October 3, 1994




Dear WLR Foods, Inc. Shareholder:

     You are cordially invited to attend our annual meeting of shareholders on Saturday, October 29, 1994, at 10:00 a.m. at Turner Ashby High School, Bridgewater, Virginia. A map to the High School is enclosed for your reference. Following the meeting, we will have a buffet lunch featuring our products. If you plan to attend the meeting, please sign and return the enclosed reply postcard.

     Also enclosed in this mailing is formal notice of the meeting, a proxy and a Proxy Statement detailing the matters upon which the shareholders will act at the annual meeting. Our
Company's Annual Report for fiscal year ended July 2, 1994 is also enclosed.

     We urge you to complete, date and sign the enclosed proxy, and return it as soon as possible, even if you plan to attend the meeting. You may use the enclosed postage prepaid envelope to return both your reply postcard and the proxy.

     On behalf of everyone at WLR Foods, I thank you for your continued support. I look forward to seeing you at our annual meeting.


                         Sincerely,


                         James L. Keeler
                         Chief Executive Officer
                         and President

          NOTICE  OF  ANNUAL  MEETING  OF  SHAREHOLDERS
                      OF  WLR  FOODS,  INC.

     The annual meeting of shareholders of WLR Foods, Inc. will be held on Saturday, October 29, 1994, at 10:00 a.m. at Turner
Ashby High School, 800 N. Main Street, Bridgewater, Virginia, for the following purposes:

     1. To elect four Class A directors to serve until the annual meeting of shareholders in 1997.

     2. To ratify the appointment of KPMG Peat Marwick as independent auditors for the fiscal year ending July 1, 1995.

     3.   To approve an Amended and Restated Employee Stock
          Purchase Plan adopted by the Company effective August
          30, 1994.

     4. To approve a Poultry Producer Stock Purchase Plan adopted by the Company effective August 30, 1994.

     5. To amend the Company's Bylaws to narrow the range of directors from 9 to 21, to 10 to 12.

     6. To amend the Company's Articles of Incorporation to increase the shareholder vote required for Bylaw amendments to a two-thirds' vote.

     7. To amend the Company's Articles of Incorporation to authorize 100,000,000 shares of class B common stock.

     8. To transact such other business as may properly come before the meeting. The Board of Directors knows of no such business at this time.

     Only shareholders of record at the close of business on September 27, 1994 are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting.

     To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to the commencement of the annual meeting.

                         By Order of the Board of Directors,


                         Delbert L. Seitz
                         Secretary

                         WLR FOODS, INC.
                         P. O. Box 7000
                  Broadway, Virginia  22815-7000
                          (703) 896-7001

                         PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of WLR Foods, Inc. (the Company) to be held Saturday, October 29, 1994, at 10:00 a.m. at Turner Ashby High School, 800 N. Main Street, Bridgewater, Virginia, and at any adjournments thereof (the Annual Meeting). The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The approximate mailing date of this Proxy Statement and the accompanying proxy is October 3, 1994. Our Company's Annual Report for fiscal year ended July 2, 1994 is being mailed to the Company's shareholders concurrently with this Proxy Statement but should not be considered proxy solicitation material.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting according to the instructions thereon. In the absence of such instructions, such proxies will be voted "FOR" the proposals detailed herein. Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to the commencement of the Annual Meeting. For each shareholder who is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan and/or Employee Stock Purchase Plan, the accompanying white proxy covers the shares of Company common stock in such shareholder's accounts, as well as shares registered in the shareholder's name.

The cost of the solicitation of proxies will be paid by the Company. Solicitations will be made by mail, except that, if necessary, officers, directors and regular employees of the Company and its affiliates may solicit proxies by telephone, facsimile or other electronic means or by personal calls. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of Three Thousand Five Hundred Dollars ($3,500.00) and reimbursement of expenses. Brokerage houses and nominees will be requested to forward the proxy solicitation material to the beneficial owners of WLR Foods stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this regard.

OUTSTANDING  SHARES  AND  VOTING  RIGHTS

Only shareholders of record at the close of business on September 27, 1994 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding 12,196,563 shares of its common stock, no par value, each of which is entitled to one vote at the Annual Meeting.

The Company believes that, as of September 27, 1994, Tyson Foods, Inc. and its affiliates (Tyson) owned 600,063 shares. The shares acquired by Tyson were acquired as part of a plan to make a control share acquisition as described in the Virginia Control Share Acquisitions Statutes (the Control Share Statute). Such shares have no voting rights unless voting rights are granted by a resolution approved by a majority of votes entitled to be cast by shareholders. Pursuant to the Control Share Statute, Tyson requested that the Company conduct a special meeting of shareholders which was held on May 21, 1994, for the sole purpose of determining whether the shares already acquired and to be acquired in connection with Tyson's offer to buy the Company would have voting rights. By failing to obtain a majority of all votes entitled to be cast as to its proposal to receive voting rights, Tyson's shares do not have voting rights until transferred to a transferee not engaged in a control share acquisition. The Company takes the position that the shares now held by Tyson are not eligible to vote at the annual meeting.

          Tyson has challenged the constitutionality of the Control Share Statute as part of legal proceedings more fully described below in the Section entitled "Legal Proceedings". Should Tyson ultimately prevail on its constitutional challenge, all of its shares would have voting rights. A successful Tyson legal challenge to the Company's position as to Tyson's lack of voting rights could affect the outcome of the vote on the proposals described herein. If Tyson's shares are included as opposing votes as to any of the proposals and the outcome would vary from the actual vote taken excluding the Tyson shares, the Company would resolve the voting rights issue prior to amending the Articles of Incorporation or implementing the Amended and Restated Employee Stock Purchase Plan and the Poultry Producer Stock Purchase Plan as described herein. Therefore, the Company will test the votes on each proposal as if Tyson's shares are eligible, but voting against all proposals.

          A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (Broker Shares) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

          If a quorum is established, directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting. For the ratification of the independent auditors, and the approval of the Amended and Restated Employee Stock Purchase Plan, the Poultry Producer Stock Purchase Plan and the Bylaw amendment to be considered at the Annual Meeting, if a quorum is established, the proposal will be approved if the votes cast in favor exceed the votes cast opposing the proposed action. For the foregoing proposals, votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast, and therefore will have no effect in the outcome of the proposals. For the following proposals, abstentions will count as opposing votes. For the Articles of Incorporation amendment proposals, if a quorum is established, the proposals will be approved if they receive the affirmative vote of a majority of all votes entitled to be cast on the proposals.

             SECURITY  OWNERSHIP OF  CERTAIN  PERSONS

          The following table sets forth the number and percentage of shares of Company common stock held as of August
31, 1994 by the only persons who, to the knowledge of the Company, beneficially own 5% or more of the Company's outstanding common stock.

Name and Address      Number Beneficially Owned          Percent of Class <F1>
Crestar Bank NA              1,183,333 <F2>                     9.49%
919 E. Main Street
Richmond, VA  23219, Trustee for Cuddy Farms, Inc.

[FN]
<F1> Based on 12,195,886 shares outstanding as of August 31, 1994 plus 271,782 shares which members of management have the option to purchase within 60 days of August 31, 1994.

<F2> Shares held for the benefit of Cuddy Farms, Inc. pursuant to a voting trust dated August 29, 1994, under the terms of which the Trustee, Crestar Bank NA, is obligated to vote all shares in accordance with the recommendation of the Board. In the absence of a recommendation by the Board as to any proposal, the trustee will vote as directed by Cuddy Farms, Inc. The Voting Trust, subject to certain exceptions for early termination, terminates on August 29, 1998.

          The following table sets forth the number and percentage of shares of Company common stock held as of August 31, 1994 by each of the Company's directors, each executive officer of the Company who was required to be named in the Cash Compensation Table, and by all directors and executive officers as a group.


Name           Number Beneficially Owned     Percent of Class<F1>

George E. Bryan            304,046<F2>                2.4%
Charles L. Campbell          8,352<F3>                  *
Stephen W. Custer           62,102<F4>                  *
Calvin G. Germroth          12,020<F5>                  *
William H. Groseclose        2,132<F6>                  *
Henry L. Holler             25,740<F7>                  *
J. Craig Hott               70,047<F8>                  *
James L. Keeler            149,175<F9>                1.2%
Kenneth D. Marshall        46,337<F10>                  *
Herman D. Mason           197,612<F11>                1.6%
James L. Mason             90,060<F12>                  *
V. Eugene Misner           63,433<F13>                  *
Charles W. Wampler, Jr.   348,000<F14>                2.8%
William D. Wampler        600,495<F15>                4.8%

All directors and       1,868,109<F16>                15.0%
executive officers as
a group (consisting
of 17 persons, including those
named above)
_____________________________

[FN]
* Denotes percent ownership not exceeding 1% of the class of common stock.

<F1> Based on 12,195,886 shares outstanding as of August 31, 1994 plus 271,782 shares which members of management have the option to purchase within 60 days of August 31, 1994.

<F2> Includes 105,264 shares owned directly and 198,782 shares owned by his wife. Mr. Bryan disclaims beneficial interest in the shares held by his wife.

<F3> All shares owned directly.

<F4> Includes 33,418 shares owned directly, 9,328 shares owned by his wife, 17,923 shares held as custodian for Mr. Custer's three children, and 1,433 shares owned by his daughter who lives at Mr. Custer's home. Mr. Custer disclaims beneficial interest in the shares owned by his wife and daughter or held by him as custodian.

<F5> All shares owned directly and through a self-directed
     retirement account.

<F6> All shares owned directly.

<F7> Includes 2,365 shares owned jointly with his wife, 875
     shares owned by his wife through her self-directed retirement account, and 22,500 shares which Mr. Holler has the right to purchase within 60 days of August 31, 1994 through the exercise of options.

<F8> Includes 69,847 shares owned by E. E. Hott, Inc., of which
     Mr. Hott is an officer and director, and 200 shares held by his wife as custodian for Mr. Hott's two children. Mr. Hott disclaims beneficial interest in the shares held by his wife as custodian.

<F9> Includes 32,312 shares owned directly and through
     self-directed retirement accounts, 15,613 shares owned by his wife directly and through her self-directed retirement account, and 101,250 shares which Mr. Keeler has the right to purchase within 60 days of August 31, 1994 through the exercise of options. Mr. Keeler disclaims beneficial interest in the shares owned by his wife.

<F10>Includes 495 shares owned directly, 23,342 shares owned jointly with his wife, and 22,500 shares which Mr. Marshall has the right to purchase within 60 days of August 31, 1994 through the exercise of options.

<F11>Includes 162,464 shares owned directly and 35,148 shares held as trustee for the Louise T. Mason Trust. Mr. Mason disclaims beneficial interest in the shares held by the Trust.

<F12>Includes 29,785 shares owned directly and through
     self-directed retirement accounts, 13,039 shares owned jointly with his wife, 685 shares owned by his wife through her self-directed retirement account, 3,051 shares held as custodian for Mr. Mason's two children, and 43,500 shares which Mr. Mason has the right to purchase within 60 days of August 31, 1994 through the exercise of options. Mr. Mason disclaims beneficial ownership in the shares owned by his wife or held by him as custodian.

<F13>Includes 840 shares owned through his self-directed
     retirement account, 17,998 shares owned jointly with his wife, 870 shares owned by his wife through her self-directed retirement account, 225 shares owned by his son who lives in Dr. Misner's home, and 43,500 shares which Dr. Misner has the right to purchase within 60 days of August 31, 1994 through the exercise of options. Dr. Misner disclaims beneficial ownership in the shares owned by his wife and son.

                                  4
<PAGE

<F14>Includes 121,350 shares owned directly and as general
     partner of Wampler Land, 45,310 shares owned by his wife, 129,646 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 51,694 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust.
     Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F15>Includes 266,260 shares owned directly and as general
     partner of Wampler Land, 134,102 shares owned by his wife, 18,793 shares owned by May Meadows Farms, Inc., of which Mr. Wampler is an officer and director, 129,646 shares held as trustee of the Charles W. Wampler, Sr. Family Trust, and 51,694 shares held as trustee of the Charles W. Wampler, Sr. Charitable Annuity Trust. Mr. Wampler disclaims beneficial interest in the shares owned by his wife or held by the Trusts.

<F16>This number does not reflect the sum of all of the preceding number of shares beneficially owned by all of the above-named directors and officers since 1,373 shares held by Charles W. Wampler, Jr. and William D. Wampler as general partners of Wampler Land, and 181,340 shares held as trustees by both Charles W. Wampler, Jr. and William D. Wampler have been taken into account in determining the number of shares beneficially owned by each of Charles W. Wampler, Jr. and William D. Wampler, individually. In addition, this amount includes the 271,782 shares which the group has the right to purchase within 60 days of August 31, 1994 through the exercise of options.

PROPOSAL ONE:       ELECTION  OF  DIRECTORS

          The term of office for the current Class A directors expires at the Annual Meeting. The Board of Directors has nominated such directors, namely J. Craig Hott, Herman D. Mason, Charles W. Wampler, Jr. and Peter A. W. Green for election, for a three-year term, by the shareholders at the Annual Meeting. Messrs. Hott, Mason and Wampler were elected by shareholders at the 1991 annual meeting. Mr. Green was elected by the Company's Board of Directors on August 30, 1994 in connection with the Company's purchase of the food division of Cuddy Farms, Inc. Pursuant to the Cuddy acquisition, the Company agreed to appoint a Cuddy representative to the Board to serve until the next annual shareholders' meeting, and the Board agreed to nominate such representative for election by the shareholders at such annual meeting.

          The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of a substitute nominee designated by the Board.
The Board has no reason to believe any of the nominees will be unable to serve if elected.

          Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Delbert L. Seitz, Secretary, WLR Foods, Inc., P. O. Box 7000, Broadway, Virginia 22815-7000, not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.
Each such notice must set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated by the Board of Directors, and (v) the consent of each nominee to serve as a director of the Company if elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

           The Board recommends election of the Class A director nominees set forth below.


        INFORMATION  CONCERNING  DIRECTORS  AND  NOMINEES

          Biographical summaries for the four director nominees and the seven directors continuing in office appear in the following chart.

- - -----------------------------------------------------------------------------------------------------------
Name and Position                          Director             Principal Occupation
with the Company              Age           Since           During the Last Five Years
- - -----------------------------------------------------------------------------------------------------------

                                                                 Director Nominees
                                                                CLASS A DIRECTORS
                                            (to serve until the 1997 annual meeting of shareholders)
J. Craig Hott                   41         1988             Vice President of Hott's Farming, Inc. and
                                                            Hott's Ag-Services, Inc.

Peter A.W. Green                57         1994             President and Chief Executive Officer of
                                                            Cuddy International Corporation since
                                                            November, 1993; previously, President
                                                            and Chief Executive Officer of Alcatel Canada
                                                            Wire, Inc.

Herman D. Mason                 73         1984             Retired; previously, Chief Executive Officer
  Vice Chairman                                             of the Company until 1988
  of the Board

Charles W. Wampler, Jr.         78         1984             Poultry and livestock farmer
  Chairman of the Board

                                                         Directors Continuing in Office
                                                               CLASS B DIRECTORS
                                            (to serve until the 1995 annual meeting of shareholders)
Stephen W. Custer               52         1984             President of Custer Associates, Inc.
                                                             (consulting firm)

Calvin G. Germroth              70         1988             Broiler producer

James L. Keeler                 59         1988             Chief Executive Officer of the Company since
President                                                   February 1988

                                                                CLASS C DIRECTORS
                                            (to serve until the 1996 annual meeting of shareholders)
George E. Bryan                 72         1984             Poultry and livestock farmer

Charles L. Campbell             46         1988             Commissioner of Revenue for Page
                                                            County, Virginia; broiler producer

William H. Groseclose           63         1993             Chairman of Harrisonburg Regional Board
                                                            and Winchester Regional Board of First Union
                                                            Bank; previously Chief Executive Officer of
                                                            Shenandoah Valley region of Dominion
                                                            Bank

William D. Wampler              66         1984             Poultry and livestock farmer

                          LEGAL PROCEEDINGS

          On February 6, 1994, the Company filed suit in the United States District Court for the Western District of
Virginia, against Tyson Foods, Inc. (Tyson), seeking, among other things, 1) a declaratory judgment as to the validity of the Company's Shareholder Protection Rights Plan, and 2) a declaratory judgment as to the constitutionality of Article 14, Va. Code Sections 13.1-725 et seq. (Affiliated Transactions Statute), and Article 14.1, Va. Code Sections 13.1-728 et seq. (Control Share Statute), of the Virginia Stock Corporation Act under the Virginia and United States Constitutions. In response, on February 28, 1994, Tyson, joined later by WLR AcquisitionCorp., filed counterclaims against the Company and all directors except Peter A. W. Green. In their counterclaims, Tyson and WLR Acquisition Corp. sought, among other things, to invalidate the Company's Shareholder Protection Rights Plan and certain severance agreements, and a declaratory judgment that the Affiliated Transactions Statute, the Control Share Statute, and other Virginia statutes, facially and as applied, are unconstitutional under the United States Constitution.

          The District Court ruled in favor of the Company and its directors with respect to the conduct of the May 21, 1994 special shareholders meeting vote and upheld the constitutionality of the Virginia statutes. Trial for any remaining issues was scheduled for September 12 - 15, 1994; however, those trial dates have been released. The District Court will issue a final judgment in the litigation based upon the written court record, as supplemented.

                 BOARD  MEETINGS  AND  COMMITTEES

          The Board met eighteen times during fiscal year ended July 2, 1994. Each director attended at least 75% of the aggregate of the total number of Board meetings held while he was a director and the total number of meetings held while he was a director by all committees of the Board on which he served, except George E. Bryan who has been ill. Nonmanagement directors of the Company received $2,000 for attending a regularly scheduled Board meeting, $500 for specially called Board meetings (excluding telephonic meetings) and $500 for attending committee meetings not held in conjunction with Board meetings. In addition, non-payroll directors received an annual retainer of $13,000.

     The Company has a standing Audit Committee which currently consists of George E. Bryan, Calvin G. Germroth, William H. Groseclose, and J. Craig Hott. The Audit Committee met four times since last year's annual meeting. The Audit Committee recommends to the Board the independent audit firm to be employed by the Company and meets with the independent auditor to discuss quality of management and financial, accounting and internal audit procedures. The Audit Committee also monitors the Company's compliance with applicable requirements of the National Association of Securities Dealers, Inc. relating to independent directors, and reviews, at least annually, all related party transactions and potential conflicts of interest, recommending appropriate action as needed.

          The Company has a standing Nominating Committee which currently consists of Stephen W. Custer, Calvin G. Germroth and William D. Wampler. The Nominating Committee met once since last year's annual meeting. The Nominating Committee proposes to the Board a slate of director nominees and terms of office for such nominees for the Board to consider in recommending to the Company's shareholders director nominees for election. The Nominating Committee also proposes nominees for Board appointment as vacancies occur and for Board committee assignments and vacancies.

          The Company has a standing Executive Compensation Com-mittee which currently consists of Charles L. Campbell, Herman D. Mason and Charles W. Wampler, Jr. The Executive Compensation Committee met four times since last year's annual meeting. The Executive Compensation Committee determines the annual salary, bonus and other benefits of the Chief Executive Officer and makes decisions relating to awards to executive officers and other key personnel pursuant to the Company's Long Term Incentive Plan.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

          During the last fiscal year, the Executive Compensation Committee consisted of Herman D. Mason, Charles L. Campbell and Charles W. Wampler, Jr. As described in the following section entitled "Certain Relationships and Related Transactions,"
Messrs. Campbell and Wampler are contract growers for the Company. Additionally, Messrs. Mason and Wampler were considered as employed by the Company until they resigned in February, 1994.

           CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

          The Company has always been fortunate to have directors who are actively involved in, and knowledgeable about, the Company's businesses. As a result, the Company has relationships with certain directors and their families, which relationships are on the same bases and terms as transactions with unrelated parties.

          The following table identifies (i) amounts in excess of $60,000 paid by the Company to each of the directors, members of their immediate family, and entities related to the directors who were contract growers with the Company during fiscal year ended July 2, 1994, and (ii) amounts paid to directors who were contract growers if such payments exceeded five percent of the director's gross revenues for such activity during fiscal year ended July 2, 1994. All such transactions were on the same bases and terms as transactions with unrelated parties.


                                   Total Amount Received from the
Directors                          Company and its Subsidiaries

Charles L. Campbell                      $  86,035
    Timothy Campbell, his son               63,546

Calvin G. Germroth                       $  38,594
J. Craig Hott
    Hott's Farming, Inc.                 $ 287,755

James L. Keeler
    Gregory Keeler, his son              $ 129,265

Charles W. Wampler, Jr.
    Sunny Creek                          $ 170,203
    C. W. Wampler & Sons                 $ 232,820

William D. Wampler
    May Meadows Farm, Inc.               $ 205,340
    C. W. Wampler & Sons                 $ 232,820

          During fiscal year ended July 2, 1994, the Company purchased, either directly or through third-party suppliers, $270,164 of fuel oil and propane from Franklin Oil Co., Inc., of which J. Craig Hott is a director and minority shareholder. The prices and terms were comparable to those of other oil companies in the area.

          During fiscal year ended July 2, 1994, the Company paid $24,566 to Custer Associates, Inc., a consulting firm owned by Stephen W. Custer, which assisted with the Company-wide quality control program. The terms of this arrangement were competitive and fully disclosed to the Board.

          Charles W. Wampler, Jr. and William D. Wampler are brothers and are uncles of Stephen W. Custer.

           REPORT  OF  THE  EXECUTIVE  COMPENSATION  COMMITTEE

Compensation Philosophy

          The Executive Compensation Committee of the Company's Board of Directors determines the annual salary, bonus and other benefits of the Company's Chief Executive Officer and makes decisions relating to stock option awards to executive officers and other key personnel pursuant to the Company's Long Term Incentive Plan. The Company's overall policy regarding executive compensation is to provide competitive compensation packages that attract and retain qualified executives and to reward its executives for financial and operating results, annual and long-term, which enhance the value of shareholders' investment in the Company.

Base Salary

          The base salary component of executive compensation within the Company reflects the first goal stated above of attracting and retaining qualified executives. Based on available figures, the Company executives' base salaries are competitive compared to other companies within Virginia and the industry. Periodic increases in base salary are based on evaluations of past and current performance, competitive market conditions and Company performance.

Cash Bonus

          The Company's Incentive Bonus Program achieves the second goal of the Company's compensation philosophy, that of rewarding financial and operating results on an annual basis.
The Company developed the Incentive Bonus Program in 1988 with the assistance of independent executive compensation consultants, and the Program has been administered since then by the Company's Human Resource Department for the benefit of executive officers and other key personnel. The bonus pool is determined annually by reference to the Company's return on equity (ROE), and each individual's specific bonus allocation is calculated by multiplying ROE (adjusted for accrued incentive pay and taxes) by his or her base salary and by a bonus factor which is based on his or her position within the Company. As borne out in the six-year history of the Company's Incentive Bonus Program, for years in which the Company does not have a strong return on equity, a significant portion of management's annual compensation is reduced. Thus, bonuses comprise the part of management compensation that is "at risk" based on the Company's annual performance.

Long-Term Incentive Plan

          Rewarding Company executives on a long-term basis is accomplished through the Company's Long-Term Incentive Plan, a stock option plan approved by the Company's shareholders in 1988. By encouraging management investment in Company stock, the Plan aligns management's interests with that of the shareholders; namely, to enjoy long-term appreciation in the value of the Company's common stock.

          At the Plan's inception, an independent executive compensation consulting firm recommended the number of options that should be granted to the Company's executive officers and other key personnel. The Executive Compensation Committee awarded options at levels below those initially advised by the consultants and, since then, have awarded options generally consistent with the first year's levels.

          During the first three years of option grants, all options were granted at the market price prevailing at the time of the grant. For different reasons, the option price has been established above the market price in the last three years. In 1992, the Committee set the price at the prior year-end market price rather than the then current market price. The Committee believed that the prevailing market price plus $3.38 was more reflective of the true value of the Company's shares at that time. In 1993, the Company completed a public offering of common stock priced at $22 in February and the Committee established the option price in July at $22, even though the market price on the grant date was $5 lower, or $17 per share. In 1994, Tyson's tender offer was $30, so the Committee established the option price at $30 instead of the 1994 year-end trading value of $25.50.

Deferred Compensation

          The final significant component of the Chief Executive Officer's compensation is deferred compensation, serving both goals of providing a competitive compensation package and rewarding results. Mr. Keeler's deferred compensation is essentially a retirement plan with payouts beginning the year after Mr. Keeler retires as Chief Executive Officer, but payouts are calculated by reference to the increase in the Company's book value over the term of Mr. Keeler's service. Specifically, 1.5% of the annual increase in the Company's book value is allocated annually to a deferred compensation account which, together with accrued interest, is payable to him over a five-year period beginning in the year after his retirement. However, if Mr. Keeler's employment is terminated involuntarily or because of a change in control of the Company, the balance of Mr. Keeler's deferred compensation account becomes payable immediately.

Chief Executive Officer Compensation

          For the last fiscal year, Mr. Keeler received a base salary percentage increase of 2%, the average pay increase for all employees. This increase maintains a base salary competitive with chief executive positions within the state and industry. Though Mr. Keeler's bonus factor was the same for the last fiscal year as it has been since 1988, his bonus was lower because the Company's ROE was lower. Mr. Keeler's deferred compensation allocation was higher than the last fiscal year because, as described above, deferred compensation is singularly a function of increase in the Company's book value. Finally, the number of stock options awarded Mr. Keeler under the Long Term Incentive Plan was the same as it has been for the last five years, reflecting a systematic effort to enhance Mr. Keeler's personal financial interest in the strong management of the Company.

          The bonus and deferred compensation awards for Mr. Keeler in the last fiscal year are reflected in the Summary Compensation Table set forth below and are, as already described, consistent with improvements in the Company's financial profile. Indeed, since the end of fiscal 1988, the first year of Mr. Keeler's tenure with the Company, the Company's total market capitalization has risen from $84,354,400 to $280,737,864 at the end of fiscal 1994.

                               Herman D. Mason
                               Charles L. Campbell
                               Charles W. Wampler, Jr.
                               Executive Compensation Committee Members

                      SUMMARY  COMPENSATION

          The Summary Compensation Table below contains information concerning annual and long-term compensation provided to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company for all services rendered to the Company and its subsidiaries for the fiscal years ending July 2, 1994, July 3, 1993 and June 27, 1992. Messrs. Holler and Marshall first became executive officers in fiscal year ended July 2, 1994. Accordingly, their compensation is detailed beginning in that year.

                        SUMMARY  COMPENSATION  TABLE
                                                                           Long Term              Other
                                        Annual Compensation                Compensation      Compensation<F1>
                            ----------------------------------------       ------------      ----------------
     Name and                                                                  Options
Principal Position          Year          Salary ($)       Bonus ($)           Awarded (#)          ($)
James L. Keeler            93-94          $245,096         $159,458             33,750            $229,212
  Chief Executive          92-93           236,808          172,783             33,750             178,685
  Officer & President      91-92           228,800           58,889             33,750              69,463

James L. Mason             93-94          $172,221          $75,958             14,500              $6,042
  President,               92-93           160,610           71,859             14,500               5,220
  Wampler-Longacre         91-92           152,250           24,492             14,500               3,935

V. Eugene Misner           93-94          $163,882          $66,638              7,500              $5,929
  Vice President           92-93           160,610           71,859             14,500               5,465
  Wampler-Longacre         91-92           152,250           24,492             14,500               4,500

Henry L. Holler            93-94          $133,099          $48,107              7,500              $4,951
  Vice President
  Sales & Marketing

Kenneth D. Marshall        93-94          $133,099          $48,107              7,500              $4,956
  Vice President
  Plant Operations
_____________________________

<F1> Includes Company contributions made to the Company's Profit
     Sharing and Salary Savings Plan and term life insurance premiums paid by the Company on behalf of the executive officers; for Mr. Keeler, "Other Compensation" also includes deferred compensation.

                                    OPTION  GRANTS  IN  LAST  FISCAL  YEAR
                                      % of Total                                        Potential Realizable
                                        Options            Exercise                       Value at Assumed
                       Options        Granted to         or Base                        Annual Rates of
                       Granted        Employee in        Price          Expiration      Stock Appreciation
                          (#)         Fiscal Year        $/Share            Date        for Option Term

                                                                                           5%         10%
James L. Keeler          33,750            33.7%            $30.0       7/3/99          $85,900     373,545
James L. Mason           14,500            14.5              30.0       7/3/99           36,905     160,486
V. Eugene Misner          7,500             7.5              30.0       7/3/99           19,088      83,010
Henry L. Holler           7,500             7.5              30.0       7/3/99           19,088      83,010
Kenneth D. Marshall       7,500             7.5              30.0       7/3/99           19,088      83,010

                             AGGREGATED  OPTION  EXERCISES  IN  LAST  FISCAL  YEAR
                                    AND  FISCAL  YEAR-END  OPTION  VALUES
                                                                                               Value of
                                                                                              Unexercised
                                                                      Number of               In-The-Money
                                                                      Unexercised            Options<F1> at
                                                                       Fiscal                    Fiscal
                             Shares                                 Year-End (#)              Year-End ($)
                            Acquired              Value             Exercisable/              Exercisable/
Name                    On Exercise (#)       Realized ($)          Unexercisable            Unexercisable

James L. Keeler              33,750              330,581             101,250/67,500          704,531/164,531
James L. Mason               13,500              132,233              43,500/29,000           302,689/70,686
V. Eugene Misner             22,500              231,138              43,500/22,000           302,689/70,686
Henry L. Holler               6,000               49,545              22,500/15,000           156,525/36,562
Kenneth D. Marshall           6,000               51,645              22,500/15,000           156,525/36,562
____________________

<F1> Represents the difference between the exercise price of the option and $25.50, the closing price of the Company's common stock as reported on the NASDAQ/National Market System on July 1, 1994.

                      EXECUTIVE  AGREEMENTS
          The Company has an employment agreement with the Chief Executive Officer which expires June 27, 1998. The agreement governs Mr. Keeler's compensation, specifically his base salary, bonus, perquisites and benefits. Pursuant to the agreement, during the current fiscal year, Mr. Keeler's base salary is $249,998 and his bonus factor, discussed under "Cash Bonus" on page 9 is 3.6, the same as the past five years. In any event, Mr. Keeler is guaranteed a bonus of $25,000. Mr. Keeler's deferred compensation allocation will continue to be calculated at 1.5% of the increase in the Company's book value over each preceding year, as explained previously under "Deferred
Compensation."   Mr. Keeler's perquisites and benefits are
consistent with those provided to the Company's senior management.

          The Company also has entered into severance agreements with each of James L. Keeler, James L. Mason, V. Eugene Misner, Henry L. Holler and Kenneth D. Marshall (the Severance Agreements). Pursuant to the Severance Agreements, each of these individuals is entitled to certain payments (described below) if the Company terminates his employment during a specified period following a "Change in Control" of the Company.

          For purposes of the Severance Agreements, a "Change in Control" occurs (A) when an individual, entity or group acquires beneficial ownership of 20% or more of the combined voting power of the Company's outstanding stock, subject to certain exceptions set forth in the executive's severance agreement, (B) when individuals who as of February 4, 1994 constitute the Board of Directors (the "Incumbent Board") and individuals whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least seventy-five percent of the directors then comprising the Incumbent Board (who shall after election be considered members of the Incumbent Board unless such election occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company's Board of Directors) shall cease to constitute a majority of the Company's Board of Directors, (C) upon the approval by the shareholders of the Company of a reorganization, merger or consolidation except in certain instances set forth in the executive's severance agreement, or
(D) upon approval by the shareholders of the Company of the complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, except in certain instances set forth in the Severance Agreements.

          The Severance Agreements for each of Messrs. Keeler and Mason provide that if the Company terminates his employment during the three year period following a Change in Control of the Company, other than for death, Cause (willful and continued failure to perform duties or willful engaging in illegal conduct: defined more specifically in the Severance Agreements) or Disability (as defined in the Severance Agreement), or if here signs for Good Reason (includes an adverse change in status or position, a reduction in base salary or benefits, or relocation: defined more specifically in the Severance Agreements) during such three year period, he is entitled to receive an amount in cash (the Severance Payment) equal to three times his total annual compensation, which includes: (A) the higher of (x) his annual base salary on the date of termination or (y) his annual base salary in effect immediately prior to the Change in Control and (B) an amount equal to the average of the bonuses awarded to him in each of the three previous years, including, in the case of Mr. Keeler, any bonuses awarded pursuant to any deferred compensation arrangements. In the event that such payments become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar tax), the employee shall be entitled to receive a "gross-up" payment in respect of such taxes and in respect of any taxes on such gross-up payment as specified in his Severance Agreement. These Severance Agreements also provide for the continuation of employee welfare benefits (such as health insurance) for three years after termination if his employment is terminated during such three year period. In addition, Mr. Keeler will be entitled to receive the Severance Payment and other severance benefits if he resigns for any reason during the 30-day period immediately following the first anniversary of a Change in Control. The Severance Agreements for Messrs. Misner, Holler and Marshall are similar to those described above for Mr. Mason except they cover a two year period after a Change in Control, the amount payable is equal to one and one-half times his total annual compensation, and employee welfare benefits will continue for one and one-half years if his employment is terminated during such two year period.

              STOCK  PRICE  PERFORMANCE  GRAPH

          The graph on the next page presents a comparison of five-year cumulative total shareholder returns for WLR Foods, Inc., the S&P 500 Index and a Peer Group Index. The graph reflects the annual return from the Company's five previous fiscal years-end, developed with a monthly index, assuming dividends are reinvested monthly. The graph also assumes an initial investment of $100 on June 30, 1989. The Peer Group Index consists of Cagles, Inc., Golden Poultry Co., Inc., Hudson Foods, Inc., Pilgrims Pride Corporation and Sanderson Farms, Inc., companies within the same industry and with similar equity market capitalization.

            6/89     6/90      6/91     6/92     6/93     6/94

   Comp      100      82        75       71       93       91
  S&P 500    100      113      117      128      142      140
   WLRF      100      106      105       83      103      156

PROPOSAL  TWO:      APPOINTMENT  OF  INDEPENDENT  AUDITORS

          KPMG Peat Marwick of Richmond, Virginia, were auditors for the fiscal year ended July 2, 1994, and are being recommended to the Company's shareholders for appointment as auditors for the fiscal year ending July 1, 1995. A representative of KPMG Peat Marwick is expected to attend the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

PROPOSAL THREE:     APPROVAL OF AMENDED AND RESTATED EMPLOYEE
                    STOCK PURCHASE PLAN

          On August 30, 1994, the Company adopted the Amended and Restated Employee Stock Purchase Plan (the Employee Plan) amending the Employee Stock Purchase Plan approved by the Company's shareholders at last year's annual meeting. The amendments, which are scheduled to be implemented by November 1, 1994, or as soon as administratively feasible, convert that plan into a "tax-qualified" plan, which permits participating employees to acquire Company common stock through regular payroll deductions at a discounted price. The actual purchase price discount will be determined by the Board from time to time; the Board has established the discount, effective upon implementation, at ninety percent (90%) of fair market value.
Tax qualification of the plan will also afford participating employees certain income tax benefits. The text of the amended and restated plan is set forth in its entirety as Exhibit A to this Proxy Statement.

          As a tax-qualified plan, participating employees will recognize no income until stock purchased pursuant to the Plan is disposed of. If the participant does not dispose of the stock before two (2) years from the date the stock is purchased, the employee will recognize ordinary income to the extent of the difference between the option price and the fair market value at the time the option is granted or the date of disposition, whichever is less, and capital gain income to the extent of any appreciation in excess of the fair market value at the time the stock was purchased. If such stock is disposed of before the expiration of the two-year period, the participant will recognize ordinary income to the extent of the difference between the option price and the fair market value of the stock at the time of the disposition. The Company will not be entitled to a compensation deduction for the value of the discount, unless the participant fails to satisfy the two-year holding requirement.

          No employee owning more than 5% of the total outstanding stock of the Company may acquire additional shares under the plan. The maximum amount of stock that can be acquired by any participating employee under the plan each year is $25,000, valued at fair market value, excluding any discount.

          The directors and executive officers who will be allowed to participate in the Plan after it is amended have not expressed an intent to participate or a level of participation since no formal communication soliciting participation has occurred. Communication with all employees, including directors and executive officers who are eligible, should occur in late October. Participation by directors and executive officers will not impact shares currently held in the Plan.

          The shareholders approved the previous plan at the 1993 shareholders' meeting, in order to permit directors and executive officers to participate in the plan without violating the "short-swing profit" rule of Section 16(b) of the Exchange Act of 1934.
That Section requires directors and executive officers to disgorge profits derived from Company stock transactions within a six-month period. Accordingly, the amended and restated plan is being submitted to the shareholders for approval so as to permit the continued participation of the directors and executive officers in the amended and restated plan. Shareholder approval is also required for the plan to be a tax-qualified plan.

          Because the Board believes that its employees should be rewarded for their service and efforts by means of a purchase price discount and the tax benefits available under a tax-qualified plan, and because the Board believes the continuation of the executive officers' direct financial interest in the Company serves as an incentive to the effective management of the Company, the Board recommends approval of the Employee Plan.

 THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL THREE.

PROPOSAL FOUR:      APPROVAL OF POULTRY PRODUCER STOCK PURCHASE
                    PLAN

          On August 30, 1994, the Company adopted the Poultry Producer Stock Purchase Plan (the Producer Plan) for the benefit of all poultry producers (currently approximately 900 persons). The Producer Plan is scheduled to be implemented by November 1, 1994 or as soon as administratively feasible and the Company can reasonably complete registration under federal and state securities laws of its common stock for offer and sale under the Producer Plan. The Company will administer the Producer Plan after the Annual Meeting, regardless of the shareholder vote on this Proposal Four, for so long as the Board deems the Producer Plan to be in the best interest of the Company. Nevertheless, the Producer Plan is being submitted for shareholder approval because approval will cause stock purchases under the Producer Plan by the Company's directors and executive officers who are also poultry producers for the Company to be exempt from certain so-called "short swing profit" rules discussed on the following page. The material features of the Producer Plan are described below, but shareholders are encouraged to read the text of the Producer Plan which is set forth in its entirety as Exhibit B to this Proxy Statement.

          The six directors identified as contract growers in the section entitled "Certain Relationships and Related Transactions" are eligible to participate in the Producer Plan, although none has expressed an intent to participate or a level of participation since no formal communication soliciting participation has occurred. Communication with all contract growers, including directors and executive officers who are eligible, should occur in late October.

          The Producer Plan is a periodic purchase plan by which poultry producers can acquire Company common stock at a discounted price, through regular producer pay withholdings. The maximum amount of stock that may be purchased by any producer each year is $25,000, valued at fair market value, excluding any discount. For purposes of this limitation, if any producer is also a participant in the Employee Plan, all purchases under both plans will be combined. Stock purchased by the Producer Plan is credited to producers' accounts, and the dividends earned by such stock are automatically reinvested in additional shares of

Company stock. Participants have full voting rights and receive all shareholder materials, including proxy statements and annual reports.

          The Producer Plan is essentially the same as the Employee Plan. However, tax-qualification is available under the Internal Revenue Code only to employees. Accordingly, participants will recognize ordinary income at the time the stock is purchased in the amount of the difference between option price and the fair market value. Similarly, the Company will be entitled to a deduction in the same amount.

          The Producer Plan is to be administered by the Company's Director of Shareholder Services. The Administrator satisfies the Plan's monthly requirement for stock with either open market purchases or new-issue stock. Stock purchased on the open market is acquired at prevailing market prices with participants paying a percentage of the purchase price, but participants pay no brokerage commissions or administrative expenses. New issue stock is acquired at a percentage of the prevailing market price. The discount percentage will be determined by the Board from time to time; the Board has established the discount, effective upon implementation, at ninety percent (90%) of fair market value.

          A poultry producer's participation in the Producer Plan is terminated upon termination of his contractual arrangement with the Company. During the term of his contract, a poultry producer may withdraw from and re-enroll in the Producer Plan at any time, and may change his level of withholding subject to certain limits. Directors who participate in the Producer Plan are subject to certain time restrictions on withdrawals and re-enrollments, however.

          The Board can amend any aspect of the Producer Plan, including the purchase price discount, without shareholder approval, at any time. No material amendments are currently contemplated, however.

          Because the Producer Plan has not been approved by shareholders, purchases under the Producer Plan are not exempt from Section 16(b) of the Exchange Act of 1934 which requires directors and executive officers to disgorge profits derived from Company stock transactions within a six-month period. If the Company's shareholders ratify the Producer Plan, purchases under the Producer Plan will be exempt from Section 16(b), the "short swing profit" rule. Because the Board believes that directors and executive officers who also produce poultry for the Company should not be effectively prohibited from participating in the Producer Plan, the Board recommends approval of the Producer Plan.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL FOUR.


                    INTRODUCTION TO PROPOSALS
                        FIVE THROUGH SEVEN

          From March 9, 1994 to August 5, 1994, the Company was the target of an unsolicited tender offer by Tyson Foods, Inc. (Tyson) to acquire control of the Company. In addition to the tender offer, Tyson's efforts consisted of, among other things, a demand for a special shareholders' meeting which was held on May 21, 1994, direct mailings and visits with the Company's shareholders and poultry producers, and extensive litigation, which continues, challenging certain actions taken by the Board, as well as the constitutionality of certain Virginia statutes, all of which have been rejected by the United States District Court.

          The Company's shareholders in 1989 approved a "classified" board so that only approximately one-third of the board could be changed at one annual meeting. Generally, at least two annual meetings of shareholders would need to occur for an acquiring entity to effect a change in a majority of the members of the board. Due to the current wide-range of board members contained in the Company Bylaws (9-21) and the relatively low current number of directors within that range (11), Tyson proposed to increase the board range to 15 and to nominate 8 directors to, in effect, gain control of the board at one annual meeting. Proposals Five and Six, together, are designed to prohibit anyone (including Tyson) from changing board control within one year. The Board believes that Proposals Five and Six should be approved by shareholders to ensure that the benefits of a "classified" board are available, as approved by shareholders in 1989.

          Each of Proposals Five through Seven has some independent anti-takeover effect. In particular, Proposals Five and Six may discourage potential acquirors, even those acquirors which are attractive to certain shareholders, because their provisions would operate to delay the purchaser's ability to obtain control of the Board by generally requiring at least two annual meetings of shareholders to effect a change in a majority of the members of the Board. The over-all effect of the Proposals is to render the accomplishment of a merger or other takeover more difficult, even if the terms of the transaction are favored by a majority of the independent shareholders and these terms represent a significant premium to the existing market price. Finally, because the adoption of Proposals Five and Six would make it more difficult to effect transactions involving the Company without the Board's approval, it could result in increased bargaining power in negotiating with a potential acquiror to negotiate terms that are more favorable to management, which may or may not be in the best interests of the Company's shareholders.

          Additional anti-takeover effects specific to Proposal
Seven are discussed in the Summary of Proposal Seven set forth below.

          In addition to Proposals Five through Seven, the shareholders have previously adopted certain other anti-takeover measures. Such previously approved measures include the authorization of a class of preferred stock, the rights and preferences of which would be determined by the Company, a staggered or classified Board, and the elimination of cumulative voting. The Company's Articles of Incorporation contain the following provisions which may have the effect of delaying or preventing a change in control of the Company: (1) the Company's Board of Directors is classified into three classes, each serving a three-year term, and the terms of each class are staggered; (2) directors may be removed only for cause prior to the expiration of their terms; and (3) the Board may issue preferred stock with rights determined by the Board, without shareholder approval.
The Company's Articles of Incorporation and Bylaws provide for the elimination of liability for and indemnification of officers and directors to the fullest extent permissible by Virginia law. The Bylaws also establish the time constraints on the presentation of proposals by shareholders to be submitted to shareholders at the Company's annual meeting.

          The Severance Agreements summarized previously may discourage or be deemed to be an impediment to a takeover due to the potential cost of providing the required severance benefits should a "change in control" occur after which an executive is terminated.

          The Company adopted a Shareholder Protection Rights Plan in February of this year which is designed to (1) prevent some coercive takeover tactics; (2) enable the Board to respond to unsolicited takeover bids in a more careful and deliberate manner; (3) encourage or require an acquiring party to negotiate directly with the Board; and (4) increase the Board's relative bargaining position on behalf of the Company and its shareholders. The Plan has the potential to discourage hostile tender offers and takeovers.

          The Company currently has no plans to propose additional anti-takeover measures in future proxy solicitations.
The Board has voted unanimously in favor of recommending
Proposals Five through Seven to the shareholders.


PROPOSAL FIVE:      AMENDMENT TO THE COMPANY'S BYLAWS

          Under the Company's current Bylaws, the Board must consist of between nine and twenty-one directors. Virginia law permits shareholders, in addition to the Board, to fix the number of directors within that range. The Board unanimously recommends that the shareholders amend the Company's Bylaws so that the Board shall consist of not less than ten (10) nor more than twelve (12) directors, for several reasons.

          First, the amendment conforms the Bylaws to the current practice of the Board to maintain a small, working Board. The Board's conscious decision to drop from eighteen members in 1988 to its current size of eleven reflects the Company's philosophy of avoiding redundant management expenses and encouraging responsibility, involvement and accountability as the necessary consequences of relying on fewer, rather than more, executives.

          Also, the current range permits shareholders to effect a change in the majority of the Board at one annual meeting with a simple majority vote. For example, this year, four of eleven directors are standing for election. Had Tyson submitted a proposal to increase the Board to fifteen directors, which in fact Tyson threatened to do, and such proposal were approved at the annual meeting, a change in the composition of a majority of the Board could have occurred by the election of four Tyson-nominated directors running in opposition to the current Class A directors, plus the election of four additional directors nominated by Tyson. The effect of this action would be inconsistent with the action the Company's shareholders took in 1989 to approve a "classified" Board so that only approximately one-third of the Board could be changed at one annual meeting.

          Proposal Five, together with Proposal Six, is designed to prohibit anyone (including Tyson) from changing Board control within one year. The Board believes that Proposal Five should be approved by shareholders to ensure that the benefits of a "classified" Board are available, as approved by shareholders in 1989. By providing this additional time to the Board and eliminating the possibility of rapid removal of the Board, the directors of the Company would be better able to evaulate any proposal to gain control of the Company and to assess alternatives, and thereby ensure that the interests of all shareholders are protected.

          Proposal Five has some anti-takeover effect. Proposal Five may discourage potential acquirors, even those acquirors which are attractive to certain shareholders, because their provisions would operate to delay the purchaser's ability to obtain control of the Board by generally requiring at least two annual meetings of shareholders to effect a change in a majority of the members of the Board. Adoption of Proposal Five may also discourage or preclude certain mergers, tender offers or other takeover attempts, in some cases offering consideration in excess of the current market value of Company shares, which some or a majority of holders of the Company's voting stock may deem to be in their best interests. Finally, because the adoption of Proposal Five would make it more difficult to effect transactions involving the Company without the Board's approval, it could result in increased bargaining power in negotiating with a potential acquiror to negotiate terms that are more favorable to management, which may or may not be in the best interests of the Company's shareholders.

          The reduction in the Board range and the classified Board structure will ensure that at any given time a majority of the members of the Board can be expected to have had prior experience as directors of the Company. The Board believes that having directors who have served the Company for a longer tenure facilitates long-range planning and policy-making and has a positive impact on customer and employee loyalty.

          The full text of this Proposal Five is set forth as follows:

          Section 2 of ARTICLE II of the Bylaws of WLR Foods,
          Inc. shall be restated as follows:

          Section 2. Number. The Board shall consist of not less than ten (10) nor more than twelve (12) directors, the exact number within such minimum and maximum to be fixed and determined by the Board of Directors or the shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL FIVE.


PROPOSAL SIX:       AMENDMENT TO THE COMPANY'S ARTICLES
                    OF INCORPORATION

          Under Virginia law, shareholders may amend the Company's Bylaws at any meeting in which a quorum is established, if the votes cast in favor of an amendment exceed the votes cast opposing such amendment, unless the Company's Articles of Incorporation require a greater vote. The Board recommends that the Company's Articles of Incorporation be amended to increase the vote required for Bylaw amendments to a two-thirds' vote of the shareholders, which would, in effect, create a"supermajority" voting requirement for Bylaw amendments. The
Bylaws contain several important rules for the governance of the Company and its Board, including, for example, the size of the Board and whether directors are entitled to full protection from liability under Virginia law. Therefore the Board recommends increasing the vote required to effect such important shareholder decisions.

          Without a two-thirds voting requirement for Bylaw amendments by shareholders, the board range could be increased by a majority vote of shareholders to effect a change of board control within one year instead of two. Proposal Six, together with Proposal Five, is designed to prohibit anyone (including Tyson) from changing Board control within one year, in the absence of support from two-thirds of the shareholders.

          The Board believes that Proposal Six should be approved by shareholders to ensure that the benefits of a "classified" Board are available, as approved by shareholders in 1989. By eliminating the possibility of rapid removal of the Board, the directors of the Company would be better able to evaluate any proposal to gain control of the Company and to assess alternatives, and thereby ensure that the interests of all shareholders are protected.

          Proposal Six has some anti-takeover effect. Proposal Six may discourage potential acquirors, even those acquirors which are attractive to certain shareholders, because their provisions would operate to delay the purchaser's ability to obtain control of the Board by generally requiring at least two annual meetings of shareholders to effect a change in a majority of the members of the Board. Adoption of Proposal Six may also discourage or preclude certain mergers, tender offers or other takeover attempts, in some cases offering consideration in excess of the current market value of Company shares, which some or a majority of holders of the Company's voting stock may deem to be in their best interests. Finally, because the adoption of Proposal Six would make it more difficult to effect transactions involving the Company without the Board's approval, it could result in increased bargaining power in negotiating with a potential acquiror to negotiate terms that are more favorable to management, which may or may not be in the best interests of the Company's shareholders.

          The amendment does provide a means by which the Bylaws can be amended by shareholders by a majority vote instead of a two-thirds vote. If two-thirds of the directors recommend a Bylaw amendment to be approved by shareholders, then such proposal would only require a majority vote instead of a two-thirds vote. If good reason exists for a Bylaw amendment which requires shareholder consent, such as changing the board range, providing a mechanism to lower the shareholder vote required is appropriate, provided two-thirds of the directors agree with such proposal. The disadvantage to shareholders is that potentially a majority of shareholders would like to change the board size yet two-thirds of the directors do not support the proposal and therefore two-thirds of the shareholders must approve the change instead of a majority. This provision, is intended to maintain the benefits afforded by a "classified" Board.

          Because of the importance of the provisions set forth in the Company's Bylaws, the Board believes a higher level of shareholder support is appropriate for Bylaw amendments. Accordingly, The Board recommends that the Company's Articles of Incorporation be amended to increase the vote required for Bylaw amendments to a two-thirds' vote of shareholders.

          The full text of this Proposal Six is set forth as follows:
          The following section shall be added to ARTICLE FOUR of the Articles of Incorporation of WLR Foods, Inc. (which Article shall be entitled "Amendments" and its sections be titled and consecutively numbered):

          Section Two. Bylaws. The Bylaws may be amended, in whole or in part, by a two-thirds (2/3) vote of the Board of Directors, or by the holders of two-thirds (2/3) of all shares entitled to vote by each voting group of the shareholders of the Corporation, at any meeting of the Board of Directors or of the shareholders, as the case may be, except that the shareholder vote for Bylaw amendments that have been recommended to the shareholders by a two-thirds (2/3) vote of the Board of Directors shall require only a majority of all votes entitled to be cast by each voting group. Bylaws made or amended by the Board of Directors may be altered or repealed by the shareholders according to this Section, but shall remain in effect unless and until such action be taken by the shareholders.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL SIX.

PROPOSAL SEVEN:     CLASS B COMMON STOCK

          The Company's Articles of Incorporation currently authorize the issuance of 100,000,000 shares of Common Stock (the Existing Common Stock), no par value, of which 12,196,563 shares were issued and outstanding as of the date of this Proxy Statement. The Board recommends that the Company's Articles of Incorporation be amended to reclassify the Existing Common Stock as "Class A" Common Stock, and to authorize the issuance of an additional 100,000,000 shares of a new "Class B" Common Stock.

          If "Class B" Common Stock is issued, an acquiring party may be required to acquire or make a tender offer for shares of "Class B" Common Stock in addition to "Class A" Common Stock as outlined below. This requirement referred to as a Minority Protection Transaction may discourage or preclude certain mergers, tender offers or other takeover attempts due to the additional costs incurred to acquire Class B Common Stock. However, the purpose for the Minority Protection Transaction provisions is to provide holders of Class B Common Stock the opportunity to participate in any premium paid in the future for a significant block of Class A Common Stock by a buyer who has not acquired a proportionate share of Class B Common Stock.

          The rights, powers and limitations of the Class A Common Stock and the Class B Common Stock are set forth in full in Article Two, Section One of the Company's Articles of Incorporation, as proposed to be amended (the Amended Articles), set forth as Exhibit C to this Proxy Statement and incorporated herein by reference. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, such Exhibit C.

          If the Amendment is adopted by the shareholders, the Board of Directors intends to prepare and file Articles of Amendment to the Articles of Incorporation of the Company with the State Corporation Commission of Virginia (the Commission), amending the Articles of Incorporation of the Company in accordance with the Amendment. The Amendment will be effective immediately upon acceptance of filing by the Commission. The Board would then be free to issue Class B Common Stock without any further action on the part of the shareholders.

          The Board of the Company does not presently intend to authorize a distribution of Class B Common Stock, however, the Board reserves the right to make such a distribution if the Amendment is approved by shareholders and filed. Shareholders should retain all certificates which represent the Existing Common Stock since pursuant to the Amendment such certificates will represent shares of Class A Common Stock immediately upon the effectiveness of the Amendment without any further action on the part of the holder or the Company.

          Under the provisions of the Amendment, the currently outstanding shares of Existing Common Stock would be reclassified as Class A Common Stock and would continue to have their present rights, powers and limitations. As more fully described below, the new Class B Common Stock will have certain special characteristics. In particular, the holders of Class B Common Stock as such will have limited voting rights, as discussed more fully below, on matters except as otherwise provided or required by law.

          In general, the Amendment should enable the Company to provide for its long-term growth through the issuance of Class B Common Stock or other securities convertible into Class B Common Stock in future financings or acquisitions, without significantly diluting the current voting power of existing shareholders. The Board recognizes, however, that there may be some disadvantages to shareholders resulting from the Amendment.

          Under the Company's Articles of Incorporation as now in effect, each share of Existing Common Stock has one (1) vote per share on all matters, and holders of the Existing Common Stock are entitled to vote for the election of all directors and on all other matters submitted to the shareholders of the Company. There is no provision in the Company's Articles of Incorporation permitting cumulative voting. After the Amendment, each share of Class A Common Stock will continue to entitle the holder thereof to one (1) vote per share on all matters on which shareholders are entitled to vote, including the election of directors; the Class B Common Stock will only entitle the holder thereof to one-tenth of one vote per share except as otherwise provided or required by law. Proposal Seven will not affect the relative voting power of the holders of shares of Existing Common Stock (to be reclassified as Class A Common Stock).

          After the Amendment, actions submitted to a vote of shareholders will be voted on by holders of both Class A Common Stock and Class B Common Stock. Under the Amended Articles and the Virginia Stock Corporation Act, the affirmative vote of the holders of a majority of the outstanding shares of both Class A Common Stock and Class B Common Stock entitled to vote will be required to amend the Amended Articles.

          Each share of Class A Common Stock and Class B Common Stock will be equal in respect to dividends and other distributions in cash, stock or property (including distributions in connection with any recapitalization and upon liquidation, dissolution or winding up of the Company), except as described below. Dividends or other distributions payable on the Common Stock in shares of Common Stock shall be made to all holders of Common Stock and may be made (i) in shares of Class B Common Stock to the holders of Class A Common Stock and to the holders of Class B Common Stock, (ii) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock. In no event will either Class A Common Stock or Class B Common Stock be split, subdivided or combined unless the other is proportionately split, subdivided or combined.

          Each holder of Class B Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A
Common Stock in a merger or consolidation of the Company (whether or not the Company is the surviving corporation).

          After implementation of Proposal Seven, voting rights disproportionate to equity ownership could be acquired through acquisitions of Class A Common Stock. The Company's financial advisors advised the Board that the Class A Common Stock could therefore trade at a premium to the Class B Common Stock under certain circumstances. In order to reduce or eliminate the economic reasons for the Class A Common Stock and Class B Common Stock to trade at disparate market prices and to give holders of Class B Common Stock the opportunity to participate in any premium paid in the future for a significant block (30% or more) of the Class A Common Stock by a buyer who has not acquired a proportionate share of the Class B Common Stock, the Board, upon consultation with the Company's financial and legal advisors, determined that the Amendment would include a "Minority Protection" feature, as described below.

          If any person or group acquires beneficial ownership of 30% or more of the then issued and outstanding shares of Class A Common Stock after the effective time of the Amendment (other than upon the original issuance by the Company, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), and such person or group (a Related Person) does not then own an equal or greater percentage of all outstanding shares of Class B Common Stock, such Related Person must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer to acquire additional shares of Class B Common Stock (a Minority Protection Transaction). For purposes of this provision, "beneficial ownership" and "group" have the meanings of such terms as used in Rule 13d promulgated under the Securities Exchange Act of 1934, as amended.

          In a Minority Protection Transaction, the Related Person must offer to acquire from the holders of the Class B Common Stock that number of shares of additional Class B Common Stock (the Additional Shares) determined by (i) multiplying the percentage of outstanding Class A Common Stock owned by such Related Person which were acquired after the effective time of the Amendment, by the total number of shares of Class B Common Stock outstanding on the date such person or group became a Related Person, and (ii) subtracting therefrom the total number of shares of Class B Common Stock owned by such Related Person on such date which were acquired after the Amendment. The Related Person must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined pursuant to such formula, a pro rata amount from each tendering holder.

          The offer price for any shares required to be purchased by the Related Person pursuant to this provision is the greater of (i) the highest price per share paid by the Related Person for any share of Class A Common Stock in the six-month period ending on the date such person or group became a Related Person or
(ii) the highest price of a share of the Class A Common Stock or Class B Common Stock on the National Association of Securities Dealers, Inc. (NASD) Automated Quotation System (NASDAQ) (or such other quotation system or securities exchange constituting the principal trading market for either class of Common Stock) on the date such person or group became a Related Person.

          A Minority Protection Transaction would also be required of any Related Person that acquires the next highest integral multiple of 5% (e.g., 35%, 40%, 45%, etc.) of the outstanding Class A Common Stock after the effective time of the Amendment (other than upon original issuance by the Company, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan), and such Related Person does not own an equal or greater percentage of all outstanding shares of Class B Common Stock. Such Related Person would be required to offer to buy that number of Additional Shares prescribed by the formula set forth above, even if a previous offer resulted in fewer shares of Class B Common Stock being tendered than such previous offer included.

          The requirement to engage in a Minority Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. The penalty applicable to any Related Person that fails to make an offer required by the terms of Article Two, Section One of the Amended Articles, or to purchase shares validly tendered (after proration, if any), would be to suspend automatically the voting rights of the shares of Class A Common Stock owned by such Related Person and acquired after the effective time of the Amendment until consummation of an offer as required by the terms of Article Two, Section One or until divestiture of the shares of Class A Common Stock that triggered the offer requirement. Neither the Minority Protection Transaction requirement nor the related penalty applies to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding.

          Except as described below, neither the Class A Common
Stock nor the Class B Common Stock will be convertible into another class of Common Stock or any other security of the Company.

          The Class B Common Stock could be converted into Class A Common Stock by the Board on a share-for-share basis if, as a result of the existence of the Class B Common Stock, the Class A Common Stock or the Class B Common Stock or both becomes excluded from trading on all principal national securities exchanges and is also excluded from quotation on NASDAQ or any other comparable national quotation system then in use.

          In the event of any such conversion of the Class B Common Stock, certificates which formerly represented outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock and all shares of Common Stock authorized by the Amended Articles will be deemed to be shares of Class A Common Stock.

          Neither the Class A Common Stock nor the Class B Common Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company.

          The Company's Articles of Incorporation presently authorize 100,000,000 shares of one class of Common Stock. The Amendment would increase the authorized number of shares of Common Stock from 100,000,000 to 200,000,000, authorizing the issuance of up to 100,000,000 shares of Class A Common Stock and up to 100,000,000 shares of Class B Common Stock. After implementation of Proposal Seven, authorized but unissued shares of both Class A Common Stock and Class B Common Stock would therefore be available for issuance from time to time for any proper corporate purpose, including stock splits, stock dividends, acquisitions, stock option plans and funding of employee benefit plans. No further action or authorization by the shareholders would be necessary prior to the issuance of the additional shares of Class A Common Stock or Class B Common Stock authorized pursuant to the Amendment unless applicable laws or regulations would require such approval in a given instance.

          The Company will deliver to the holders of Class B
Common Stock the same proxy statements, annual reports and other information and reports as it delivers to holders of Class A
Common Stock.

          The Board believes that a capital structure having two classes of common stock offers a number of potential benefits described below and that adoption of Proposal Seven is in the best interests of the Company and all of its shareholders. Proposal Seven enables the Company to issue additional Common Stock for financing and acquisition purposes without significantly diluting the voting power of existing shareholders. The Amendment should enable the Company to increase its financial flexibility by providing the Company the ability to issue additional shares of Class B Common Stock or other debt or equity securities convertible into Class B Common Stock in acquisitions or in public or private securities offerings, without significantly diluting the voting power of existing shareholders.

          The Board of Directors of the Company has given due consideration to the Amendment and has determined that the adoption of the Amendment would be in the best interests of the Company and its shareholders. However, some shareholders may find the Amendment disadvantageous to the extent that it favors long-term investors and may discourage takeovers of the Company. Accordingly, the Board of Directors suggests that each shareholder carefully read and review the description of the Amendment and certain effects thereof which are set forth below.

          Implementation of Proposal Seven would provide the Company with increased flexibility in the future to issue common equity in connection with acquisitions and to raise equity capital or to issue convertible debt or convertible preferred stock as a means to finance future growth without significantly diluting the voting power of the Company's existing shareholders. The quotation of the Class B Common Stock by NASDAQ will create a trading market, the existence of which could be an important factor in assessing the value of such stock in connection with and facilitating any such acquisition, financing or stock option plan.

          The Company has no present plans to issue additional equity securities or convertible securities in any acquisition or financing transaction after the effectiveness of the Amendment. If the Company issues any shares, it is more likely to issue shares of Class B Common Stock. Although the Class A Common Stock may trade at a premium with respect to the Class B Common Stock, as discussed below, the Amendment expressly permits the Board to issue and sell shares of Class B Common Stock even if the consideration which could be obtained by issuing or selling Class A Common Stock would be greater.

          The adoption of Proposal Seven would reduce the risk of a disruption in the continuity of the Company's long-term plans and objectives that could otherwise result from an unsolicited hostile acquisition. Thus Proposal Seven may provide a basis for continuity pursuant to such plans and objectives, if and when such circumstances arise, and should reduce the risk that the Company could at some future date be compelled to consider a potential acquisition of the Company in an environment that could be dictated to the Company and the Board by third parties.

          Because the Amendment provides that each whole share of Existing Common Stock will be reclassified and changed into one share of Class A Common Stock, and because no distribution of the Class B Common Stock is currently intended, the ownership interest and voting power of each holder of Existing Common Stock will be the same immediately after effectiveness of the Amendment as it was immediately prior thereto. Due to the limited voting rights of the Class B Common Stock, subsequent issuances of the Class B Common Stock will not have a significant affect on the voting power of each holder of Existing Common Stock.

          The Company has received an opinion from its counsel, Wharton Aldhizer & Weaver, that for federal income tax purposes
(i) the reclassification of Existing Common Stock into Class A Common Stock will not be taxable to a shareholder of the Company and (ii) neither the Class A Common Stock nor the Class B Common Stock will constitute "Section 306 stock" within the meaning of
Section 306(c) of the Internal Revenue Code of 1986, as amended. Shareholders are urged to seek the advice of their own tax counsel on this matter and on state income tax matters, and are likewise encouraged to seek tax advice if, and when, Class B Common Stock is issued.

          Since the Existing Common Stock will be reclassified as Class A Common Stock with essentially the same rights, powers and limitations, the redesignation is not an "offer," "offer to sell," "offer for sale" or "sale" of a security within the meaning of Section 2(3) of the Securities Act of 1933, as amended (the Securities Act) and will not involve the substitution of one security for another under Rule 145 thereunder. In addition, the authorization of the Class B Common Stock as a stock dividend is not a "sale" of a security under the Securities Act or Rule 145. Consequently, the Company has not registered the Class A Common Stock or the Class B Common Stock under the Securities Act.

          Since there will be no sale of either the Class A Common Stock or the Class B Common Stock, shareholders will not be deemed to have purchased such shares separately from the Existing Common Stock under the Securities Act and Rule 144 thereunder. Shares of Class A Common Stock held immediately upon effectiveness of the Amendment, other than any such shares held by affiliates of the Company within the meaning of the Securities Act, may be offered for sale and sold in the same manner as the Existing Common Stock without registration under the Securities Act. Affiliates of the Company, will continue to be subject to the restrictions specified in Rule 144 under the Securities Act, with each class of Common Stock considered separately.

          The Existing Common Stock is currently traded on the NASDAQ National Market System and the Company is in the process of confirming that the Class A Common Stock can continue to trade on the NASDAQ National Market System. Proposal Seven is intended to comply with the requirements of Rule 19c-4 (the Rule) adopted in July, 1988 by the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended. Although a federal appellate court has vacated such Rule as a rule of the SEC, the Rule has been adopted as a standard for quotation on the NASDAQ National Market System by the NASD. The effect of the Rule is to prohibit the quotation on the NASDAQ National Market System of equity securities of an issuer if such issuer "issues any class of security, or takes other corporate action, with the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of common stock of such issuer. . . ."  The purpose of the Rule is to prohibit stock issuances and other corporate actions that have a "disenfranchising effect" on existing shareholders.

          The Company presently anticipates that the Class A Common Stock will be traded on the NASDAQ National Market System and if Class B Common Stock is issued, it likewise will be traded on the NASDAQ National Market System. Future issuances of Class A Common Stock may be prohibited by the Rule and the Company may be required to seek and obtain NASD approval in connection with such issuances.

          Recently, the SEC released a notice (the Notice) of proposed rule changes by the New York Stock Exchange, Inc. (the
NYSE), the American Stock Exchange, Inc. (the AMEX) and the NASD (collectively with the NYSE and the AMEX, the Markets), relating to their respective rules governing the voting rights of shareholders of common stock listed on the NYSE or the AMEX or, in the case of the NASD, included on the NASD system. The proposed rule changes, if approved by the SEC and implemented by the Markets, would result in a uniform shareholder voting rights policy for all three Markets.

          The Notice, which was published in the Federal Register on August 18, 1994, solicits comments on the proposed rule changes from interested parties. The comment period was scheduled to expire on September 8, 1994.

          The SEC is considering the proposed shareholder voting rights policies of the NYSE, the AMEX and the NASD in conjunction with one another. The Notice indicates that none of the proposed rule changes will become effective until the SEC approves the proposed rule changes of all three Markets.

          If the proposed rules were to be adopted in its current form, a company would have additional flexibility to issue regular-vote common stock after the issuance of lower-vote common stock. Thus, in such an instance, the Company would be permitted to issue additional Class A Common Stock after issuing Class B Common Stock. Such a result is not permitted under the current rules.

          There can be no assurance that such rules (or a modified version thereof) will be adopted in the future. Legislation or other regulatory developments could make the Company's Class A Common Stock and Class B Common Stock ineligible for trading on national securities exchanges and for quotation on NASDAQ as a result of the Amendment. The Company is unable to predict whether any such regulatory proposals will be adopted or whether they will have such effect.

          If legislation is adopted which would make the Company's Common Stock ineligible for trading on all principal national securities exchanges and for quotation on NASDAQ, the Amendment provides that the Board may convert Class B Common Stock into Class A Common Stock if, as a result of the existence of the Class B Common Stock, the Class A Common Stock or the Class B Common Stock or both is excluded from trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in existence and is also excluded from quotation on NASDAQ and any other comparable national quotation system then in existence.

          While the Board has determined that implementation of Proposal Seven is in the best interests of the Company and its shareholders, the Board recognizes that implementation of Proposal Seven may affect the decision of certain institutional investors that would otherwise consider investing in the Existing Common Stock. The holding of lower-vote common stock may not be permitted by the investment policies of certain institutional investors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL SEVEN.

                      SHAREHOLDER  PROPOSALS
          Shareholders are reminded that proposals of shareholders intended to be presented at the Company's 1995 annual meeting must be received by the Secretary of the Company, at its principal executive offices, P. O. Box 7000, Broadway, Virginia 22815-7000, for inclusion in its proxy statement relating to that meeting, by May 31, 1995.

           Upon written request to the Secretary, at the address given on page one, the Company shall provide shareholders, without charge, a copy of the Company's annual report on Form 10-K for fiscal year ended July 2, 1994.

                              By Order of the Board of Directors


                              Delbert L. Seitz
                              Secretary
October 3, 1994